Exhibit 99.1

MARCH 6, 2007
PRESS RELEASE

SOURCE: Oil States International, Inc.

             OIL STATES ANNOUNCES OIL SANDS ACCOMMODATIONS CONTRACT

HOUSTON, Texas, March 6 -- Oil States International, Inc. (NYSE: OIS) is pleased to announce that the Company's Canadian subsidiary, PTI Group Inc. ("PTI"), was awarded a multi-year agreement with Suncor Energy Services Inc. ("Suncor") to provide accommodations in support of oil sands development projects. Under the terms of the contract, PTI will provide up to 519 rooms on a guaranteed basis including catering, ancillary and logistical services for Suncor in its PTI Wapasu Creek Lodge through July 31, 2008.

PTI Wapasu Creek Lodge, located North of Fort McMurray, Alberta, is in the heart of the oil sands developments. This lodge, which is currently under construction, will initially have 589 rooms providing oil sands workers and contractors with best-in-class accommodations. The Wapasu Creek Lodge will provide PTI's full suite of first-class accommodations and services including catering, ancillary and convenience services, free internet service, conference rooms and fitness facilities for entertainment and relaxation.

"PTI is pleased to continue our long-standing relationship with Suncor," stated Ron Green, PTI's President and Chief Executive Officer. "We are pleased to be Suncor's third-party accommodations provider in support of their Firebag expansion project. Through the Wapasu Creek Lodge and its sister lodges, Athabasca Lodge and Beaver River Executive Lodge, PTI provides first-class accommodations to oil sands operators, their employees and contractors. We are setting the new standard for remote site accommodations in the oil sands region where we believe our top-notch service can make a difference in the quality of a customer's daily work experience."

"The Wapasu Creek Lodge is a new, major investment for our accommodations business in 2007," stated Douglas E. Swanson, Oil States' Chief Executive Officer. "Wapasu Lodge is being developed with the infrastructure in place to support further expansion up to 1,500 total rooms depending on customer demand. This lodge is a continuation of our organic growth plan in Canada as we look to leverage our experience in providing remote site accommodations to further support the growing needs of our oil sands customers."

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

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The foregoing contains forward-looking statements within the meaning of the
Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582

SOURCE: Oil States International, Inc.